Exhibit 5.1

Bnei Brak, October 16, 2024

To: PainReform Ltd.
65 Yigal Alon Street.
Tel Aviv 6744316Israel

Ladies and Gentlemen,

We have acted as Israeli counsel to PainReform Ltd. (the “Company”), a company organized under the laws of the State of Israel in connection with the offer, issuance and sale, from time to time, of up to $1,350,000 ordinary shares of no par value of the Company (the “Ordinary Shares” and such Ordinary Shares to be offered, the “Offered Shares”) pursuant to the At The Market Offering Agreement dated October 16, 2024 (the “Sales Agreement”). The Offering is being effected pursuant to a Registration Statement on Form F-3 (File No. 333-282264) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 20, 2024 and declared effective on October 3, 2024, the prospectus, contained therein and, forming a part thereof (the “Prospectus”) (the “Offering”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the Sales Agreement; (iv) the articles of association of the Company, as currently in effect (the “Articles”); (v) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and relate to the Registration Statement, the Prospectus and other actions to be taken in connection with the Offering; and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

mail@dtkgg.com www.dtkgg.com
 Haifa & Northern: 7 Palyam Blvd. Haifa,
(Phoenix House) 7th Floor, 3309510
Tel. +972-4-8147500 | Fax 972-4-8555976
Banking & Collection, 6th Floor
Tel. 972-4-8353700 | Fax 972-4-8702477

Romania: 7 Franklin, 1st District, Bucharest
Cyprus: 9 Zenonos Kitieos St., 2406 Engomi, Nicosia

 Central: B.S.R. Tower 4, 33th Floor,
7 metsada St. Bnei Brak, 5126112
Tel. 972-3-6109100 | Fax +972-3-6127449
Tel. 972-3-6133371 | Fax +972-3-6133372
Tel. 972-3-7940700 | Fax +972-3-7467470
Tel. 972-3-6114455 | Fax +972-3-6131170
Austria: Wildpretmarkt 2-4 | Mezzanin , A-1010 , Vienna

Based upon and subject to the foregoing, we are of the opinion that, assuming that prior to the issuance and sale of any of Offered Shares under the Sales Agreement, the price, number of Offered Shares and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law, all corporate proceedings necessary for the authorization, issuance and delivery of the Offered Shares shall have been taken upon issuance pursuant to the terms of the Sales Agreement against payment of the consideration set forth in the Sales Agreement and in accordance with resolutions of the Board related to the Offering, the Offered Shares will be validly issued, fully paid and non-assessable and, are not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company pursuant to the Company’s currently effective Articles, Israeli law or the documents governed by the laws of the State of Israel.

With respect to our opinion as to the Offered Shares, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of the Commission’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus that may alter, affect or modify the opinions expressed herein.

Sincerely,

/s/ Doron, Tikotzky, Kantor, Gutman, Amit Gross & Co
Doron, Tikotzky, Kantor, Gutman, Amit Gross & Co
Advocates & Notaries